EXHIBIT 3


             GREAT EASTERN ENERGY AND DEVELOPMENT CORPORATION
                   5990 GREENWOOD PLAZA BLVD., SUITE 127
                  GREENWOOD VILLAGE, COLORADO 80111-4708

              INFORMATION STATEMENT PURSUANT TO SECTION 14(f)
     OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14f-1 THEREUNDER

     This Information Statement is being mailed on or about July 22, 1997, as part of the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9")of Great Eastern Energy and Development Corporation (the
"Company") with respect to the tender offer by Caprito Gas Corporation (the "Caprito") to the holders of the Company's common stock, par value $.10 per share ("Common Stock"), commenced on July 11, 1997. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Schedule 14D-9. You are receiving this Information Statement in connection with the possible election of Kevin O. Butler, the sole shareholder of Caprito, to be the sole Director of the Company. The Company, promptly after purchase by Caprito of all of the shares of the Common Stock pursuant to the tender offer, will cause Mr. Butler to be elected to the Board of Directors of the Company. This Information Statement is required by Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14f-1 thereunder. You are urged to read this Information Statement carefully. You are not, however, required to take any action.

     Caprito commenced the tender offer on July 11, 1997. The tender offer is scheduled to expire at 5:00 p.m., Midland, Texas time on August 11, 1997, unless the tender offer is extended.

     The terms of the tender offer, a summary of certain events leading up to the tender offer and certain other information concerning the tender offer are contained in the Offer to Purchase for Cash All Outstanding Shares of Common Stock of Great Eastern Energy and Development Corporation at $.022 Net Per Share by Caprito Gas Corporation (the "Offer"), the related Letter of Transmittal and the Schedule 14D-9, copies of which are being delivered to the Company shareholders contemporaneously herewith.

     The information contained in this Information Statement concerning Caprito and Mr. Butler has been furnished to the Company by Caprito, and the Company assumes no responsibility for the accuracy or completeness of such information.

     The Common Stock is the only class of voting securities of the Company outstanding. Each share of Common Stock has one vote and as of December 31, 1996, there were 18,844,245 shares of Common Stock outstanding.

Board of Directors and Executive Officers

General

     The board currently consists of six (6) members, with each member serving a one year term and until his successor is elected and qualified, or until his earlier death, resignation, or removal.

Right To Designate Directors:  The Designee

     Pursuant to the Offer, promptly upon the acquisition by Caprito of all of the Common Stock, and at all times thereafter, Caprito is entitled to designate all of the members of the Board of Directors. The Company has agreed to cause Mr. Butler to be elected to the Board and promptly obtain the resignations of the present directors. Mr. Butler has consented to act as Director. The business address of Purchaser is 500 W. Texas, Suite 955, Midland, Texas 79701.

     It is expected that Mr. Butler will assume office immediately following Caprito's purchase of all of the Company's Common Stock, which purchase cannot be earlier than August 11, 1997. Upon assuming office, Mr. Butler will thereafter constitute the sole Member of the Board.

     Set forth below is the name, business address, principal occupation or employment, and five-year employment history of Mr. Butler. Mr. Butler does not own any shares of the Company's Common Stock.

                                          Present Principal
                                          Occupation and Five-Year
Name and Current Business Address   Age   History of Employment
---------------------------------   ---   ---------------------

Kevin O. Butler                     36    Private oil and gas
Caprito Gas Corporation                   investor and operator,
P. O. Box 1171                            both individually
Midland, Texas 79702                      and through Kevin O.
                                          Butler & Associates,
                                          Inc.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table shows the number and percentage of shares held as of March 14, 1997 by each Director of the Company, beneficial owner of more than five percent (5%) of the voting securities of the Company and all Officers and Directors as a group. Except as otherwise indicated, each shareholder has sole investment and voting power over the shares listed.

                                      Shares Beneficially Owned
                                      ----------------------------

Name and address                      Number               Percent
----------------                      ------               -------
                                             1
Mr. Edward S. Barr................    271,300                1.4
390 Andover Dr.
Lexington, Kentucky 40502
                                             2
Mr. Alex G. Campbell, Jr..........  6,771,365               35.9
P. O. Box 223
Lexington, Kentucky 40584

Mr. John I. Crews, Jr.............    172,720                0.9
P. O. Box 15299
Richmond, Virginia 23227

Mr. Donald G. Jumper..............    270,004                1.4
5990 Greenwood Plaza Blvd.
Suite 127
Greenwood Village, Colorado 80111
                                             3
Mr. S. Buford Scott...............    519,480                2.8
P.O. Box 1575
Richmond, Virginia 23213
                                             4
Mr. William T. Young..............  5,642,000               29.2
P. O. Box 1110
Lexington, Kentucky 40589

Mr. William T. Young, Jr..........     37,300                0.2
2225 Young Drive
Lexington, Kentucky 40505

All officers and directors as a
group (7 individuals).............  7,849,018               41.7

          1 The shares listed for Edward S. Barr include 6,000 shares held indirectly by Mr. Barr in Camco, a general partnership, 261,000 shares held by various trusts which Edward S. Barr, Alex G. Campbell, Jr. and Elizabeth
     A. Campbell serve as trustees. Mr. Barr directly owns 4,300 shares.

          2 The shares listed for Alex G. Campbell, Jr. include 9,000 shares held indirectly by Mr. Campbell in Camco, a general partnership, 261,000 shares held by various trusts which Edward S. Barr, Alex G. Campbell, Jr. and Elizabeth A. Campbell serve as trustees. Also included in Mr. Campbell's listed shares are 300 shares held in custody for Frances Fox II and 6,000 shares held as trustee for the children of Philip W. Powell.

          3 Mr. Scott holds 1,000 shares as trustee.

          4 The shares listed for William T. Young are held in trust by Mr. Young, as trustee, for the benefit of Mr. Young under a trust agreement dated January 10, 1985.


Board Of Directors

     The name and additional information for each Director is set forth below. All Directors of the Company have consented to be named herein.

     EDWARD S. BARR, 37, was first elected to the Board in December 1990. Mr. Barr is President of E. S. Barr & Company, Investment Management, Lexington, Kentucky. Prior to September 1992, Mr. Barr was a Vice President for First Security Corporation in Lexington, Kentucky serving as an assistant to its Chief Executive Officer having responsibilities for corporate investment portfolio.
(1) (2)

     ALEX G. CAMPBELL, JR., 68, has been a Director since 1980 and Chairman of the Board since May, 1991. Mr. Campbell may be deemed to be a control person of the Company. He is a private investor in Lexington, Kentucky involved in a number of local enterprises. (1)

     JOHN I. CREWS, JR., 46, has been a Director since 1978. He is President of Marine Development Corporation, which manufactures air conditioning equipment for pleasure water craft. (2) (3)

     DONALD G. JUMPER, 61, President, Chief Executive Officer and Chief Accounting and Financial Officer has been a director since May, 1982. Mr. Jumper may be deemed a control person of the Company. Mr. Jumper is the Chairman of the Board of Patton Oil Co., a wholly-owned subsidiary of Great Eastern. (1)

     S. BUFORD SCOTT, 64, has been a Director since 1978. He is Chairman of the Board of Scott and Stringfellow Investment Corp., an investment banking firm in Richmond, Virginia and served as co-manager of the Company's public offering. Mr. Scott may be deemed a control person of the Company. He is also a Director of Ethyl Corporation. (2) (3)

     WILLIAM T. YOUNG, JR., 48, has been a Director since May, 1991. He is the president of W. T. Young, Inc., a private enterprise located in Lexington, Kentucky which engages in public warehousing, trucking, real estate development and thoroughbred horse breeding and racing. (1) (2) (3)

         (1)  Member of Executive Committee
         (2)  Member of Audit Committee
         (3)  Member of Compensation Committee

     The Board has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. During 1996, there were three meetings of the Board of Directors. The Executive, Audit, and Compensation Committees each met one time.

     The Executive Committee is empowered, with certain limitations, to exercise all the powers of the Board of Directors when the full Board is not in session.

     The functions of the Audit Committee are to recommend the independent accountants and review the overall audit plan. It evaluates the report of the independent accountants and their performance. It is also a duty of this Committee to review the Company's internal accounting procedures and the annual financial statements.

     The function of the Compensation Committee is to review salaries for the Company's officers, to adopt compensation plans in which officers and directors are eligible to participate, and to allot shares, options or other benefits under any such plan.

PRINCIPAL OFFICERS OF THE COMPANY

         The following table lists the Executive Officers of the Company.
                                                         Year First
      Name        Age              Position                Elected
      ----        ---              --------                -------

Donald G. Jumper  61   President, Chief Executive           1982
                       Officer and Chief Financial and
                       Accounting Officer

Dennis O. Laing   51   Secretary and General Counsel        1978

     Mr. Laing is with the law firm of Beale, Balfour, Davidson, Etherington & Parker, P.C., Richmond, Virginia. He has served as Corporate Secretary and General Counsel to the Company since its formation.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation of each of the Executive Officers or Directors of the Company whose annual compensation exceeded $100,000 during 1996.

Name               Principal Position    Year   Annual Compensation
-----------        ------------------    ----   -------------------
                                                     Salary
                                                     ------

Donald G. Jumper   President and Chief   1996       $ 70,000
                   Executive Officer,    1995         94,209
                   Chief Financial and   1994        100,000
                   Accounting Officer

     Mr. Jumper also receives certain other benefits which in the aggregate do not exceed the lesser of $50,000 or 10% of the total annual compensation reported in the table.

     In December of 1996 the Board of Directors approved a severance benefit for Mr. Jumper which provides for the payment of $140,000 to him in the event that the Company is acquired and the chief executive officer is not retained as an employee of the acquiror. The Company does not presently have any other plans for its executive officers involving stock appreciation rights, long-term incentives, employment contracts, and change in control agreements. Stock options held by officers of the Company have expired unexercised.

Directors Compensation

     Directors are not compensated for their services. Directors are currently reimbursed travel expenses and the cost of overnight accommodations incurred in connection with attendance at directors' meetings.